SCHEDULE

CERTIFICATE OF DESIGNATION,
PREFERENCES AND RIGHTS

of

SERIES A CONVERTIBLE PREFERRED STOCK

of

HEARTLAND OIL AND GAS CORP.

(Pursuant to NRS 78.195 and 78.1955 of the
Nevada Revised Statutes)

Heartland Oil and Gas Corp., a corporation organized and existing under the laws of the State of Nevada (the " Corporation "), hereby certifies that the Board of Directors of the Corporation (the " Board of Directors " or the " Board "), pursuant to authority of the Board of Directors under NRS 78.195 and 78.1955 of the Nevada Revised Statutes, and in accordance with the provisions of its Articles of Incorporation and Bylaws, each as amended and restated through the date hereof, has and hereby authorizes a series of the Corporation’s previously authorized Preferred Stock, par value $0.01 per share (the " Preferred Stock "), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof, as follows:

I. DESIGNATION AND AMOUNT

The designation of this series, which consists of 995,302 shares of Preferred Stock, is the Series A Convertible Preferred Stock (the " Series A Preferred Stock ") and the purchase price shall be Three Dollars and Twenty Cents ($3.20) per share (the "Purchase Price").

II. CERTAIN DEFINITIONS

For purposes of this Certificate of Designation, in addition to the other terms defined herein, the following terms shall have the following meanings:

A.    " Business day " means any day, other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law, regulation or executive order to close.

B.    " Closing Sales Price " means, for any security as of any date, the last sales price of such security on the principal trading market where such security is listed or traded as reported by Bloomberg Financial Markets (or a comparable reporting service of national reputation selected by the Corporation and reasonably acceptable to the Majority Holders if Bloomberg Financial Markets is not then reporting closing sales prices of such security) (collectively, " Bloomberg "), or if the

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foregoing does not apply, the last reported sales price of such security on a national exchange or in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no such price is reported for such security by Bloomberg, the average of the bid prices of all market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc., in each case for such date or, if such date was not a trading day for such security, on the next preceding date which was a trading day. If the Closing Sales Price cannot be calculated for such security as of either of such dates on any of the foregoing bases, the Closing Sales Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Corporation and reasonably acceptable to the Majority Holders, with the costs of such appraisal to be borne by the Corporation.

C.    " Conversion Date " means, (i) for any Optional Conversion (as defined in Article IV.A below), the date specified in the notice of conversion in the form attached hereto (the " Notice of Conversion "), so long as a copy of the Notice of Conversion is faxed (or delivered by other means resulting in notice) to the Corporation before 11:59 p.m., New York City time, on the Conversion Date indicated in the Notice of Conversion; provided, however , that if the Notice of Conversion is not so faxed or otherwise delivered before such time, then the Conversion Date shall be the date the holder faxes or otherwise delivers the Notice of Conversion to the Corporation, and (ii) for a Mandatory Conversion (as defined in Article IV.A below), that date specified on the notice delivered to the holders of Series A Preferred Stock being converted pursuant to Article IV.C in the event that such Mandatory Conversion occurs
.
D.    " Conversion Price " means $3.20 and shall be subject to adjustment as provided herein.

E.    " Default Cure Date " means, as applicable, (i) with respect to a Conversion Default described in clause (i) of Article VI.A, the date the Corporation effects the conversion of the full number of shares of Series A Preferred Stock, (ii) with respect to a Conversion Default described in clause (ii) of Article VI.A, the date the Corporation issues freely tradable shares of Common Stock in satisfaction of all conversions of Series A Preferred Stock in accordance with Article IV, or (iii) with respect to either type of a Conversion Default, the date on which the Corporation redeems shares of Series A Preferred Stock held by such holder pursuant to Article VI.A.

F.    " Issuance Date " means the date of the closing under the Securities Purchase Agreement by and among the Corporation and the purchasers named therein (the " Securities Purchase Agreement "), pursuant to which the Corporation issues, and such purchasers purchase, shares of Series A Preferred Stock upon the terms and conditions stated therein.

G.    " Majority Holders " means the holders of a majority of the then outstanding shares of Series A Preferred Stock.

H.    " Mandatory Redemption Date " means, for any Mandatory Redemption (as defined in Article VII.D below), that date specified on the notice delivered to the holders of the Series A Preferred Stock being redeemed pursuant to Article VII.D.

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I.    " Registration Rights Agreement " means the Registration Rights Agreement, dated as of the Issuance Date, by and among the Corporation and the initial holders of Series A Preferred Stock.

J.    " trading day " means any day on which the principal United States securities exchange or trading market where the Common Stock is then listed or traded, is open for trading.

K.    " Warrants " means the warrants issued by the Corporation to the initial holders of Series A Preferred Stock pursuant to the Securities Purchase Agreement.

III. DIVIDENDS

The Series A Preferred Stock will bear no dividends, and the holders of the Series A Preferred Stock shall not be entitled to receive dividends on the Series A Preferred Stock.

IV. CONVERSION

A.    Conversion at the Option of the Holder . Each holder of shares of Series A Preferred Stock may, at any time and from time to time, convert (an " Optional Conversion ") any share of Series A Preferred Stock into one fully paid and nonassessable share of Common Stock by paying the Conversion Price for each share of Preferred Stock so converted.

B.    Mechanics of Conversion . In order to effect an Optional Conversion, a holder shall: (x) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Corporation (Attention: Secretary) and (y) surrender or cause to be surrendered the original certificates representing the Series A Preferred Stock being converted (the " Preferred Stock Certificates "), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation. Upon receipt by the Corporation of a facsimile copy of a Notice of Conversion from a holder, the Corporation shall promptly send, via facsimile, a confirmation to such holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion. The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either the Preferred Stock Certificates are delivered to the Corporation as provided above, or the holder notifies the Corporation that such Preferred Stock Certificates have been lost, stolen or destroyed and delivers the documentation to the Corporation required by Article XIV.B hereof.

(i)    Delivery of Common Stock Upon Conversion. Upon the surrender of Preferred Stock Certificates accompanied by a Notice of Conversion, the Corporation (itself, or through its transfer agent) shall, no later than the later of (a) the second business day following the Conversion Date and (b) the business day following the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of indemnity pursuant to Article XIV.B) (the " Delivery Period "), issue and deliver (i.e., deposit with a nationally recognized overnight courier service postage prepaid) to the holder or its nominee (x) that number of shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock being converted and (y) a certificate representing the number of shares of Series A Preferred Stock not being converted, if any. Notwithstanding the foregoing, if the Corporation’s transfer agent is participating in the Depository Trust Company (" DTC ") Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend (pursuant to the terms of the Securities Purchase Agreement) and the holder thereof is not then required to return such certificate for the placement of a legend thereon (pursuant to the terms of the Securities Purchase Agreement), the Corporation shall cause its transfer agent to promptly electronically transmit the Common Stock

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issuable upon conversion to the holder by crediting the account of the holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system (" DTC Transfer "). If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver as provided above to the holder physical certificates representing the Common Stock issuable upon conversion. Further, a holder may instruct the Corporation to deliver to the holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.

(ii)    Taxes . The Corporation shall pay any and all taxes that may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Series A Preferred Stock.

(iii)    No Fractional Shares. If any conversion of Series A Preferred Stock would result in the issuance of a fractional share of Common Stock (aggregating all shares of Series A Preferred Stock being converted pursuant to a given Notice of Conversion), such fractional share shall be payable in cash based upon the ten day average Closing Sales Price of the Common Stock at such time, and the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be the next lower whole number of shares. If the Corporation elects not to, or is unable to, make such a cash payment, the holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(iv)    Conversion Disputes . In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock as are not disputed in accordance with subparagraph (i) above. If such dispute involves the calculation of the Conversion Price, and such dispute is not promptly resolved by discussion between the relevant holder and the Corporation, the Corporation shall submit the disputed calculations to an independent outside accountant via facsimile within three business days of receipt of the Notice of Conversion. The accountant, at the Corporation’s sole expense, shall promptly audit the calculations and notify the Corporation and the holder of the results no later than three business days from the date it receives the disputed calculations. The accountant’s calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (i) above.

(v)    Payment of Accrued Amounts . Upon conversion of any shares of Series A Preferred Stock, all amounts then accrued or payable on such shares under this Certificate of Designation or the Registration Rights Agreement through and including the Conversion Date shall be paid in cash by the Corporation.

C.    Conversion at the Option of the Corporation. Subject to the Required Conditions

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contained in Paragraph D of this Article VI, the Corporation may require each holder of shares of Series A Preferred Stock, at any time following (a) at least eighteen (18) months from the Issuance Date, and (b) the date that shares of the Corporation’s common stock have been trading at or above 200% of the Conversion Price (as the Conversion Price may be adjusted from time to time pursuant to Article X) for a period of ten consecutive trading days, to convert (a " Mandatory Conversion ") each of its shares of Series A Preferred Stock into a number of fully paid and nonassessable shares of Common Stock determined in accordance with the Conversion Price. In order to effect a Mandatory Conversion, the Corporation shall deliver written notice to the holders of the Series A Preferred Stock no more than thirty (30) days prior to and no less than ten (15) days prior to the Conversion Date stated in such notice. Thereafter, the Corporation and the holders of the Series A Preferred Stock shall follow the applicable conversion procedures set forth in Article IV.B (including the requirement that the holders deliver the Preferred Stock Certificates representing the Series A Preferred Stock being converted to the Corporation); provided, however, the holders of the Series A Preferred Stock shall not be required to deliver a Notice of Conversion to the Corporation. In the event the Corporation elects to convert only a portion of the outstanding shares of Series A Preferred Stock pursuant to this Article IV.C, the outstanding shares of Series A Preferred Stock shall be converted pro rata among the holders of the Series A Preferred Stock based upon their aggregate relative ownership of outstanding shares of Series A Preferred Stock as of the Conversion Date.

D.    The " Required Conditions " shall consist of the following:

(i)    Each Registration Statement required to be filed by the Corporation pursuant to Section 2(a) of the Registration Rights Agreement shall have been declared effective by the Securities and Exchange Commission (it being understood that the Corporation shall comply with its obligations under Section 2(a) of the Registration Rights Agreement relating to the effectiveness of the Registration Statements) and shall have been kept effective pursuant to the Registration Rights Agreement;

(ii)    No Redemption Event (as defined in Article VII below) shall have occurred without having been cured;

(iii)    All amounts, if any, then accrued and payable under this Certificate of Designation or the Registration Rights Agreements shall have been paid.

V. RESERVATION OF SHARES OF COMMON STOCK

A.    Reserved Amount . On or prior to the Issuance Date, the Corporation shall reserve 995,302 shares of its authorized but unissued shares of Common Stock for issuance upon conversion of the Series A Preferred Stock, and, thereafter, the number of authorized but unissued shares of Common Stock so reserved (the " Reserved Amount ") shall at all times be sufficient to provide for the full conversion of all of the Series A Preferred Stock outstanding at the then current Conversion Price thereof. The Reserved Amount shall be allocated among the holders of Series A Preferred Stock as provided in Article XIV.C.

B.    Increases to Reserved Amount . If the Reserved Amount for any three consecutive trading days (the last of such three trading days being the " Authorization Trigger Date") shall be

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less than one hundred percent (100%) of the number of shares of Common Stock issuable upon full conversion of the then outstanding shares of Series A Preferred Stock, the Corporation shall immediately notify the holders of Series A Preferred Stock of such occurrence and shall take immediate action (including, if necessary, seeking stockholder approval to authorize the issuance of additional shares of Common Stock) to increase the Reserved Amount to one hundred percent (100%) of the number of shares of Common Stock then issuable upon full conversion of all of the outstanding Series A Preferred Stock at the then current Conversion Price.

VI. FAILURE TO SATISFY CONVERSIONS

A.    Conversion Defaults . If, at any time, (i) a holder of shares of Series A Preferred Stock submits a Notice of Conversion and the Corporation fails for any reason to deliver, on or prior to the fifth business day following the expiration of the Delivery Period for such conversion, such number of shares of Common Stock to which such holder is entitled upon such conversion, or (ii) the Corporation provides written notice to any holder of Series A Preferred Stock (or makes a public announcement via press release) at any time of its intention not to issue shares of Common Stock upon exercise by any holder of its conversion rights in accordance with the terms of this Certificate of Designation (each of (i) and (ii) being a " Conversion Default "), then the holder may elect, at any time and from time to time prior to the Default Cure Date for such Conversion Default, by delivery of a Redemption Notice to the Corporation, to have all or any portion of such holder’s outstanding shares of Series A Preferred Stock redeemed by the Corporation for cash, at an amount per share equal to the Redemption Amount (as defined in Article VII.B). If the Corporation fails to redeem any of such shares within five business days after its receipt of such Redemption Notice, then such holder shall be entitled to the remedies provided in Article VII.C.

B.    Buy-In Cure . Unless the Corporation has notified the applicable holder in writing prior to the delivery by such holder of a Notice of Conversion that the Corporation is unable to honor conversions, if (i) (a) the Corporation fails to promptly deliver during the Delivery Period shares of Common Stock to a holder upon a conversion of shares of Series A Preferred Stock or (b) there shall occur a Legend Removal Failure (as defined in Article VII.A(iii) below) and (ii) thereafter, such holder purchases (in an open market transaction or otherwise) shares of Common Stock to make delivery in satisfaction of a sale by such holder of the unlegended shares of Common Stock (the " Sold Shares ") which such holder anticipated receiving upon such conversion (a " Buy-In "), the Corporation shall pay such holder, in addition to any other remedies available to the holder, the amount by which (x) such holder’s total purchase price (including brokerage commissions, if any) for the unlegended shares of Common Stock so purchased exceeds (y) the net proceeds received by such holder from the sale of the Sold Shares. For example, if a holder purchases unlegended shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for $10,000, the Corporation will be required to pay the holder $1,000. A holder shall provide the Corporation written notification and supporting documentation indicating any amounts payable to such holder pursuant to this Article VI.B.

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VII. REDEMPTION DUE TO CERTAIN EVENTS

A.    Redemption by Holder . In the event (each of the events described in clauses (i)-(viii) below after expiration of the applicable cure period (if any) being a " Redemption Event "):

(i)    the Common Stock (including any of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock) is suspended from trading on any of, or is not listed (and authorized) for trading on at least one of, the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or the Nasdaq SmallCap Market for an aggregate of ten or more trading days in any twelve month period;

(ii)    the registration statement required to be filed by the Corporation pursuant to Section 2(a) of the Registration Rights Agreement has not been declared effective by the one hundred and twentieth (120 th ) day following the Issuance Date or such registration statement, after being declared effective, cannot be utilized by the holders of Series A Preferred Stock for the resale of all of their Registrable Securities (as defined in the Registration Rights Agreement) for an aggregate of more than 20 days (other than as permitted under the Registration Rights Agreement);

(iii)    the Corporation fails to remove any restrictive legend on any certificate or any shares of Common Stock issued to the holders of Series A Preferred Stock upon conversion of the Series A Preferred Stock as and when required by this Certificate of Designation, the Securities Purchase Agreement or the Registration Rights Agreement (a " Legend Removal Failure "), and any such failure continues uncured for five business days after the Corporation has been notified thereof in writing by the holder;

(iv)    the Corporation provides written notice (or otherwise indicates) to any holder of Series A Preferred Stock, or states by way of public announcement distributed via a press release, at any time, of its intention not to issue, or otherwise refuses to issue, shares of Common Stock to any holder of Series A Preferred Stock upon conversion in accordance with the terms of this Certificate of Designation;

(v)    the Corporation or any subsidiary of the Corporation shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed;

(vi)    bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Corporation or any subsidiary of the Corporation and if instituted against the Corporation or any subsidiary of the Corporation by a third party, shall not be dismissed within 60 days of their initiation;

(vii)    the Corporation shall:

(a)    sell, convey or dispose of all or substantially all of its assets (the presentation of any such transaction for stockholder approval being conclusive evidence that such transaction involves the sale of all or substantially all of the assets of the Corporation);

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(b)    merge or consolidate with or into, or engage in any other business combination with, any other person or entity, in any case , which results in either (i) the holders of the voting securities of the Corporation immediately prior to such transaction holding or having the right to direct the voting of fifty percent (50%) or less of the total outstanding voting securities of the Corporation or such other surviving or acquiring person or entity immediately following such transaction or (ii) the members of the board of directors or other governing body of the Corporation comprising fifty percent (50%) or less of the members of the board of directors or other governing body of the Corporation or such other surviving or acquiring person or entity immediately following such transaction;

(c)    either (i) fail to pay, when due, or within any applicable grace period, any payment with respect to any indebtedness of the Corporation in excess of $250,000 due to any third party, other than payments contested by the Corporation in good faith, or otherwise be in breach or violation of any agreement for monies owed or owing in an amount in excess of $250,000 which breach or violation permits the other party thereto to declare a default or otherwise accelerate amounts due thereunder, or (ii) suffer to exist any other default or event of default under any agreement binding the Corporation which default or event of default would or is likely to have a material adverse effect on the business, operations, properties, prospects or financial condition of the Corporation;

(d)    have thirty-five percent (35%) or more of the voting power of its capital stock owned beneficially by one person, entity or "group" (as such term is used under Section 13(d) of the Securities Exchange Act of 1934, as amended); or

(viii)    except with respect to matters covered by subparagraphs (i) – (vii) above, as to which such applicable subparagraphs shall apply, the Corporation otherwise shall breach any material term hereunder or under the Securities Purchase Agreement, the Registration Rights Agreement or the Warrants, including, without limitation, the representations and warranties contained therein (i.e., in the event of a material breach as of the date such representation and warranty was made) and if such breach is curable, shall fail to cure such breach within ten business days after the Corporation has been notified thereof in writing by the holder;

then, upon the occurrence of any such Redemption Event, each holder of shares of Series A Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time by delivery of a written notice to such effect (a " Redemption Notice ") to the Corporation while such Redemption Event continues, to require the Corporation to purchase for cash any or all of the then outstanding shares of Series A Preferred Stock held by such holder for an amount per share equal to the Redemption Amount (as defined in Paragraph B below) in effect at the time of the redemption hereunder. For the avoidance of doubt, the occurrence of any event described in clauses (i), (ii), (iv), (v), (vi) and (vii) above shall immediately constitute a Redemption Event and there shall be no cure period. Upon the Corporation’s receipt of any Redemption Notice hereunder (other than during the three trading day period following the Corporation’s delivery of a Redemption Announcement (as defined below) to all of the holders in response to the Corporation’s initial receipt of a Redemption Notice from a holder of Series A Preferred Stock), the Corporation shall immediately (and in any event within one business day following such receipt) deliver a written notice (a " Redemption Announcement ") to all holders of Series A Preferred Stock stating the date

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upon which the Corporation received such Redemption Notice and the amount of Series A Preferred Stock covered thereby. The Corporation shall not redeem any shares of Series A Preferred Stock during the three trading day period following the delivery of a required Redemption Announcement hereunder. At any time and from time to time during such three trading day period, each holder of Series A Preferred Stock may request (either orally or in writing) information from the Corporation with respect to the instant redemption (including, but not limited to, the aggregate number of shares of Series A Preferred Stock covered by Redemption Notices received by the Corporation) and the Corporation shall furnish (either orally or in writing) as soon as practicable such requested information to such requesting holder.

B.    Definition of Redemption Amount . The " Redemption Amount " with respect to a share of Series A Preferred Stock means an amount equal to the greater of:

	(i)	V CP	x	M

and	(ii)	V	x	R

where:
" V " means the Purchase Price thereof ;

" CP " means the Conversion Price in effect on the date on which the Corporation receives the Redemption Notice;

" M " means (i) with respect to all redemptions other than redemptions pursuant to subparagraph (a) or (b) of Article VII.A(vii) hereof, the highest Closing Sales Price of the Corporation’s Common Stock during the period beginning on the date on which the Corporation receives the Redemption Notice and ending on the date immediately preceding the date of payment of the Redemption Amount and (ii) with respect to redemptions pursuant to subparagraph (a) or (b) of Article VII.A(vii) hereof, the greater of (a) the amount determined pursuant to clause (i) of this definition or (b) the fair market value, as of the date on which the Corporation receives the Redemption Notice, of the consideration payable to the holder of a share of Common Stock pursuant to the transaction which triggers the redemption. For purposes of this definition, "fair market value" shall be determined by the mutual agreement of the Corporation and the Majority Holders, or if such agreement cannot be reached within five business days prior to the date of redemption, by an investment banking firm selected by the Corporation and reasonably acceptable to the Majority Holders, with the costs of such appraisal to be borne by the Corporation; and

" R " means 112%.

C.    Redemption Defaults . If the Corporation fails to pay any holder the Redemption Amount with respect to any share of Series A Preferred Stock within five business days after its receipt of a Redemption Notice, then the holder of Series A Preferred Stock entitled to redemption shall be entitled to interest on the Redemption Amount in accordance with Article XV.E from the date on which the Corporation receives the Redemption Notice until the date of payment of the

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Redemption Amount hereunder. In the event the Corporation is not able to redeem all of the shares of Series A Preferred Stock subject to Redemption Notices delivered prior to the date upon which such redemption is to be effected, the Corporation shall redeem shares of Series A Preferred Stock from each holder pro rata, based on the total number of shares of Series A Preferred Stock outstanding at the time of redemption included by such holder in all Redemption Notices delivered prior to the date upon which such redemption is to be effected relative to the total number of shares of Series A Preferred Stock outstanding at the time of redemption included in all of the Redemption Notices delivered prior to the date upon which such redemption is to be effected.

D.    Mandatory Redemption .

(i)    Subject to the Required Conditions contained in Paragraph D of Article VI above, at any point following the Issuance Date, the Company may redeem each share of Series A Preferred Stock issued and outstanding at such date (a " Mandatory Redemption ") at the Mandatory Redemption Price (as defined in Paragraph E below) per share so redeemed. In order to effect a Mandatory Redemption, the Corporation shall deliver written notice to the holders of the Series A Preferred Stock no more than forty-five (45) days prior to and no less than twenty (20) days prior to the Mandatory Redemption Date stated in such notice. In the event the Corporation elects to redeem only a portion of the outstanding shares of Series A Preferred Stock pursuant to this Article VII.D, the outstanding shares of Series A Preferred Stock shall be redeemed pro rata among the holders of the Series A Preferred Stock based upon their aggregate relative ownership of outstanding shares of Series A Preferred Stock as of the Conversion Date.

(ii)    Notwithstanding the delivery of written notice of a Mandatory Redemption, a holder of Series A Preferred Stock may convert such shares of Series A Preferred Stock subject to such notice by the delivery prior to the date set forth in such notice on which the Corporation intends to redeem such shares of a Notice of Conversion to the Company or its transfer agent pursuant to the procedures set forth in Article IV.B.

(iii)    The Corporation may not deliver to a holder of Series A Preferred Stock a written notice of a Mandatory Redemption unless on or prior to the date of delivery of such notice, the Corporation shall have segregated on the books and records of the Corporation an amount of cash sufficient to pay all amounts to which the holders of Series A Preferred Stock are entitled upon such redemption pursuant to this Article D. Any notice of a Mandatory Redemption delivered shall be irrevocable and shall be accompanied by a statement executed by a duly authorized officer of the Corporation.

(iv)    The redemption amount payable under this Paragraph D shall be paid to the holders of the Series A Preferred Stock being redeemed within five (5) business days of the redemption date specified in the written notice of Mandatory Redemption; provided , however , that the Corporation shall not be obligated to deliver any portion of such redemption amount until either the certificates evidencing the Series A Preferred Stock being redeemed are delivered to the office of the Corporation or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and delivers the documentation in accordance with Article XIV.B hereof. Notwithstanding anything herein to the contrary, in the event that the certificates evidencing the Series A Preferred Stock being redeemed are not delivered to the Corporation prior to the third business day following

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the redemption date specified in the notice of Mandatory Redemption, the redemption of the Series A Preferred Stock pursuant to this Article VII.D shall still be deemed effective as of the redemption date specified in the written notice of Mandatory Redemption and the applicable redemption amount shall be paid to the holder of Series A Preferred Stock being redeemed within five (5) business days of the date the certificates evidencing the Series A Preferred Stock being redeemed are actually delivered to the Corporation or the holder otherwise complies with Article XIV.B hereof.

E.    Mandatory Redemption Price . The Mandatory Redemption Price shall be as follows:

(i)    For any Mandatory Redemption that occurs after the Issuance Date and up to but not including 12 months thereafter, 112% of the Conversion Price.

(ii)    For any Mandatory Redemption that occurs 12 months after the Issuance Date and up to but not including 24 months thereafter, 124% of the Conversion Price.

(iii)    For any Mandatory Redemption that occurs on or after 24 months following the Issuance Date, 136% of the Conversion Price.

VIII. RANK

All shares of the Series A Preferred Stock shall rank (i) prior to the Corporation’s Common Stock and any class or series of capital stock of the Corporation hereafter created (unless, with the consent of the Majority Holders obtained in accordance with Article XII hereof, such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series A Preferred Stock) (collectively with the Common Stock, " Junior Securities "); (ii) pari passu with any class or series of capital stock of the Corporation hereafter created (with the written consent of the Majority Holders obtained in accordance with Article XII hereof) specifically ranking, by its terms, on parity with the Series A Preferred Stock (the " Pari Passu Securities "); and (iii) junior to any class or series of capital stock of the Corporation hereafter created (with the written consent of the Majority Holders obtained in accordance with Article XII hereof) specifically ranking, by its terms, senior to the Series A Preferred Stock (collectively, the " Senior Securities "), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

IX. LIQUIDATION PREFERENCE

A.    Priority in Liquidation . In the event that the Corporation shall liquidate, dissolve or wind up its affairs (but not including any event described in Article VII.A(vii)(a) and (b)) (a " Liquidation Event "), no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities pursuant to the rights, preferences and privileges thereof) upon liquidation, dissolution or winding up unless prior thereto the holders of shares of Series A Preferred Stock shall have received the Liquidation Preference with respect to each share. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series A Preferred Stock and holders of Pari Passu Securities, if any, shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then

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the entire assets and funds of the Corporation legally available for distribution to the Series A Preferred Stock and the Pari Passu Securities, if any, shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares. [If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of Senior Securities, if any, the holders of the Series A Preferred Stock and the holders of Pari Passu Securities, if any, shall be sufficient to permit the payment to such holders of the preferential amounts payable thereon, then after such payment shall be made in full to the holders of Senior Securities, if any, the holders of the Series A Preferred Stock and the holders of Pari Passu Securities, if any, the remaining assets and funds available for distribution shall be distributed to the holders of any Junior Securities entitled to a liquidation preference in payment of the aggregate liquidation preference of all such holders. After such payment shall be made in full to the holders of any Junior Securities entitled to a liquidation preference, the remaining assets and funds available for distribution shall be distributed ratably among the holders of shares of Series A Preferred Stock, the holders of any other class or series of Preferred Stock entitled to participate with the Common Stock in a liquidating distribution and the holders of the Common Stock, with the holders of shares of Preferred Stock deemed to hold the number of shares of Common Stock into which such shares of Preferred Stock are then convertible.]

B.    Definition of Liquidation Preference . The " Liquidation Preference " with respect to a share of Series A Preferred Stock means the greater of (i) an amount equal to the Purchase Price thereof, and (ii) the amount that would be distributed in such Liquidation Event on the number of shares of Common Stock into which a share of Series A Preferred Stock could be converted immediately prior to such Liquidation Event, assuming all shares of Series A Preferred Stock were so converted. The Liquidation Preference with respect to any Pari Passu Securities, if any, shall be as set forth in the Certificate of Designation filed in respect thereof.

X. ADJUSTMENTS TO THE CONVERSION PRICE
The Conversion Price shall be subject to adjustment from time to time as follows:

A.    Stock Splits, Stock Dividends, Etc. If, at any time on or after the Issuance Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination, reclassification or other similar event, the Conversion Price shall be proportionately increased. In such event, the Corporation shall notify the Corporation’s transfer agent of such change on or before the effective date thereof.

B.    Merger, Consolidation, Etc. If, at any time after the Issuance Date, there shall be (i) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the Corporation with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged), (iii) any sale or transfer of all or substantially all of the assets of the

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Corporation or (iv) any share exchange or other transaction pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property (each of (i) - (iv) above being a " Corporate Change "), then the holders of Series A Preferred Stock shall thereafter have the right to receive upon conversion, in lieu of the shares of Common Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable in such Corporate Change with respect to or in exchange for the number of shares of Common Stock which would have been issuable upon conversion had such Corporate Change not taken place, and in any such case, appropriate provisions (in form and substance reasonably satisfactory to the Majority Holders) shall be made with respect to the rights and interests of the holders of the Series A Preferred Stock to the end that the economic value of the shares of Series A Preferred Stock are in no way diminished by such Corporate Change and that the provisions hereof (including, without limitation, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is not the Corporation, an immediate adjustment of the Conversion Price so that the Conversion Price immediately after the Corporate Change reflects the same relative value as compared to the value of the surviving entity’s common stock that existed between the Conversion Price and the value of the Corporation’s Common Stock immediately prior to such Corporate Change) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the conversion thereof. The Corporation shall not effect any Corporate Change unless (i) each holder of Series A Preferred Stock has received written notice of such transaction at least 45 days prior thereto, but in no event later than 15 days prior to the record date for the determination of stockholders entitled to vote with respect thereto, and (ii) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument (in form and substance reasonable satisfactory to the Majority Holders) the obligations of this Certificate of Designation. The above provisions shall apply regardless of whether or not there would have been a sufficient number of shares of Common Stock authorized and available for issuance upon conversion of the shares of Series A Preferred Stock outstanding as of the date of such transaction, and shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

C.    Distributions . If, at any time after the Issuance Date, the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise (including any dividend or distribution to the Corporation’s stockholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary ( i.e., a spin-off)) (a " Distribution "), then the holders of Series A Preferred Stock shall be entitled, upon any conversion of shares of Series A Preferred Stock after the date of record for determining stockholders entitled to such Distribution (or if no such record is taken, the date on which such Distribution is declared or made), to receive the amount of such assets which would have been payable to the holder with respect to the shares of Common Stock issuable upon such conversion had such holder been the holder of such shares of Common Stock on the record date for the determination of stockholders entitled to such Distribution (or if no such record is taken, the date on which such Distribution is declared or made).

D.    Convertible Securities and Purchase Rights . If, at any time after the Issuance Date, the Corporation issues any securities or other instruments which are convertible into or exercisable or exchangeable for Common Stock (" Convertible Securities ") or options, warrants or other rights to purchase or subscribe for Common Stock or Convertible Securities (" Purchase Rights ") pro rata to

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the record holders of the Common Stock, whether or not such Convertible Securities or Purchase Rights are immediately convertible, exercisable or exchangeable, then the holders of Series A Preferred Stock shall be entitled, upon any conversion of shares of Series A Preferred Stock after the date of record for determining stockholders entitled to receive such Convertible Securities or Purchase Rights (or if no such record is taken, the date on which such Convertible Securities or Purchase Rights are issued), to receive the aggregate number of Convertible Securities or Purchase Rights which such holder would have received with respect to the shares of Common Stock issuable upon such conversion had such holder been the holder of such shares of Common Stock on the record date for the determination of stockholders entitled to receive such Convertible Securities or Purchase Rights (or if no such record is taken, the date on which such Convertible Securities or Purchase Rights were issued). If the right to exercise or convert any such Convertible Securities or Purchase Rights would expire in accordance with their terms prior to the conversion of the Series A Preferred Stock, then the terms of such Convertible Securities or Purchase Rights shall provide that such exercise or convertibility right shall remain in effect until 30 days after the date the holder of Series A Preferred Stock receives such Convertible Securities or Purchase Rights pursuant to the conversion hereof.

E.    Other Action Affecting Conversion Price . If, at any time after the Issuance Date, the Corporation takes any action affecting the Common Stock that would be covered by Article X.A through D, but for the manner in which such action is taken or structured, which would in any way diminish the value of the Series A Preferred Stock, then the Conversion Price shall be adjusted in such manner as the Board of Directors of the Corporation shall in good faith determine to be equitable under the circumstances.

F.    Notice of Adjustments . Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article X amounting to a more than one percent (1%) change in such Conversion Price, or any change in the number or type of stock, securities and/or other property issuable upon conversion of the Series A Preferred Stock, the Corporation, at its expense, shall promptly compute such adjustment or readjustment or change and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment or change and showing in detail the facts upon which such adjustment or readjustment or change is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish to such holder a like certificate setting forth (i) such adjustment or readjustment or change, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series A Preferred Stock.

XI. VOTING RIGHTS

The holders of the Series A Preferred Stock shall have no voting power whatsoever, except as otherwise provided by the Nevada General Corporation Law (the " NGCL "), in this Article XI and in Article XII below.

Notwithstanding the above, the Corporation shall provide each holder of Series A Preferred Stock with prior notification of any meeting of the stockholders (and copies of proxy materials and

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other information sent to stockholders). If the Corporation takes a record of its stockholders for the purpose of determining stockholders entitled to (i) receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or (ii) to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Corporation, or any proposed merger, consolidation, liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each holder of Series A Preferred Stock, at least 15 days prior to the record date specified therein (or 45 days prior to the consummation of the transaction or event, whichever is earlier, but in no event earlier than public announcement of such proposed transaction), of the date on which any such record is to be taken for the purpose of such vote, dividend, distribution, right or other event, and a brief statement regarding the amount and character of such vote, dividend, distribution, right or other event to the extent known at such time.

To the extent that under the NGCL the vote of the holders of the Series A Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of the Series A Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of the Majority Holders (except as otherwise may be required under the NGCL) shall constitute the approval of such action by the class. To the extent that under the NGCL holders of the Series A Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of stockholders as the date as of which the Conversion Price is calculated.

XII. PROTECTION PROVISIONS

So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by the NGCL) of the Majority Holders:

(i)    alter or change the rights, preferences or privileges of the Series A Preferred Stock, or increase the authorized number of shares of Series A Preferred Stock;

(ii)    alter or change the rights, preferences or privileges of any capital stock of the Corporation so as to affect adversely the Series A Preferred Stock;

(iii)    create or issue any Senior Securities or Pari Passu Securities;

(iv)    issue any shares of Series A Preferred Stock other than pursuant to the Securities Purchase Agreement;

(v)    redeem, repurchase or otherwise acquire, or declare or pay any cash dividend

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or distribution on, any Junior Securities;

(vi)    increase the par value of the Common Stock;

(vii)    issue any debt securities or incur any indebtedness that would have any preferences over the Series A Preferred Stock upon liquidation of the Corporation, or redeem, repurchase, prepay or otherwise acquire any outstanding debt securities or indebtedness of the Corporation, except as expressly required by the terms of such securities or indebtedness; provided , however , this Paragraph (vii) shall not apply to any financing with any lender where (x) the interest rate, per annum, applicable to such financing is no greater than the highest rate of interest published as the "Prime Rate" in the "Money Rates" section of the Wall Street Journal from time to time (or, in the event such rate of interest is no longer reported in the Wall Street Journal , any other commercially reasonable method of determining such rate of interest as is satisfactory to the Majority Holders), plus 5%, and (y) the facility fees, up-front fees, commitment fees, set up fees or other similar fees applicable to such financing are no more than, in the aggregate, 1.5% of the total principal amount available to be borrowed pursuant to such financing, so long as neither type of financing in (A) or (B) above involves any equity component;

(viii)    enter into any agreement, commitment, understanding or other arrangement to take any of the foregoing actions; or

(ix)    cause or authorize any subsidiary of the Corporation to engage in any of the foregoing actions.

Notwithstanding the foregoing, no change pursuant to this Article XII shall be effective to the extent that, by its terms, it applies to less than all of the holders of shares of Series A Preferred Stock then outstanding.

XIII. PARTICIPATION RIGHT

A.    Participation Right . Subject to the terms and conditions specified in this Article XIII, [until the second anniversary of the Issuance Date,] the holders of shares of Series A Preferred Stock shall have a right to participate with respect to the issuance or possible issuance of any equity or equity-linked securities or debt which is convertible into equity or in which there is an equity component (as the case may be, " Additional Securities ") on the same terms and conditions as offered by the Corporation to the other purchasers of such Additional Securities. Each time the Corporation proposes to offer any Additional Securities, the Corporation shall make an offering of such Additional Securities to each holder of shares of Series A Preferred Stock in accordance with the following provisions:

(i)    The Corporation shall deliver a notice (the " Issuance Notice ") to the holders of shares of Series A Preferred Stock stating (a) its bona fide intention to offer such Additional Securities, (b) the number of such Additional Securities to be offered, (c) the price and terms, if any, upon which it proposes to offer such Additional Securities, and (d) the anticipated closing date of the sale of such Additional Securities.

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(ii)    By written notification received by the Corporation, within 10 business days after giving of the Issuance Notice, any holder of shares of Series A Preferred Stock may elect to purchase or obtain, at the price and on the terms specified in the Issuance Notice up to that number of such Additional Securities which equals such holder’s Pro Rata Amount (as defined below). The " Pro Rata Amount " for any given holder of shares of Series A Preferred Stock shall equal that portion of the Additional Securities that the Corporation proposes to offer which equals the proportion that the number of shares of Common Stock that such holder owns or has the right to acquire bears to the total number of shares of Common Stock then outstanding (assuming in each case the full conversion, exercise or exchange of all Convertible Securities and Purchase Rights then outstanding); provided , however , that in the event that any such holder exercises its right to pay the consideration for the Additional Securities purchasable hereunder with shares of Series A Preferred Stock (as provided in Paragraph B below), then such holder’s Pro Rata Amount shall be increased (but not decreased) to the extent necessary to equal (x) such number of shares of Common Stock (if the Additional Securities being issued are Common Stock) or (y) that number of Additional Securities as are convertible into or exercisable or exchangeable for such number of shares of Common Stock (if the Additional Securities being issued are Convertible Securities or Purchase Rights), as is obtained by dividing (a) the Redemption Amount attributable to such holder’s shares of Series A Preferred Stock being redeemed by (b) (i) the price per share at which such Common Stock is being issued (if the Additional Securities being issued are Common Stock) or (ii) the conversion, exercise or exchange price at which such Additional Securities are convertible into or exercisable or exchangeable for shares of Common Stock (if the Additional Securities being issued are Convertible Securities or Purchase Rights), and in such event the Corporation shall be obligated to sell such number of Additional Securities to each such holder, even if the aggregate Pro Rata Amount for all such holders exceeds the aggregate amount of Additional Securities that the Corporation had initially proposed to offer. The Corporation shall promptly, in writing, inform each holder of shares of Series A Preferred Stock which elects to purchase all of the Additional Shares available to it (" Fully-Exercising Holder ") of any other holder’s failure to do likewise. During the five-day period commencing after such information is given, each Fully-Exercising Holder shall be entitled to obtain that portion of the Additional Securities for which the holders of shares of Series A Preferred Stock were entitled to subscribe but which were not subscribed for by such holders which is equal to the proportion that the number of shares of Series A Preferred Stock held by such Fully-Exercising Holder bears to the total number of shares of Series A Preferred Stock held by all Fully-Exercising Holders who wish to purchase any of the unsubscribed shares.

(iii)    If all Additional Securities which the holders of shares of Series A Preferred Stock are entitled to obtain pursuant to subparagraph (ii) of this Article XIII.A are not elected to be obtained as provided in such subparagraph, the Corporation may offer the remaining unsubscribed portion of such Additional Securities to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Issuance Notice.

(iv)    The participation right set forth in this Article XIII may not be assigned or transferred, except that such right is assignable by each holder of shares of Series A Preferred Stock to any wholly-owned subsidiary or parent of, or to any corporation or entity that is, within the meaning of the Securities Act of 1933, as amended, controlling, controlled by or under common control with, any such holder.

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B.    Consideration for Additional Securities . In the event that any holder of shares of Series A Preferred Stock exercises its participation right under this Article XIII, such holder shall be entitled to use the shares of Series A Preferred Stock then held by such holder as the consideration for the purchase of its allocated portion of Additional Securities pursuant to this Article XIII, with the shares of Series A Preferred Stock being valued at the Redemption Amount for such purpose; provided , however , that for the purposes of this Paragraph B, the Redemption Amount shall be calculated as of the day of such purchase and no Redemption Notice shall be required.

XIV. LIMITATIONS ON CERTAIN CONVERSIONS

The conversion of shares of Series A Preferred Stock and transfers of shares of Series A Preferred Stock shall be subject to the following limitation: In no event shall a holder of shares of Series A Preferred Stock of the Corporation have the right to convert shares of Series A Preferred Stock into shares of Common Stock or to dispose of any shares of Series A Preferred Stock to the extent that right to effect such conversion or disposition would result in the holder and its affiliates together beneficially owning more than 4.99% of the outstanding shares of Common Stock. For purposes of this Article XIV, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D-G thereunder. The restriction contained in this Article XIV may not be altered, amended, deleted or changed in any manner whatsoever unless the holders of a majority of the outstanding shares of Common Stock and the Majority Holders shall approve, in writing, such alteration, amendment, deletion or change.

XV. MISCELLANEOUS

A.    Cancellation of Series A Preferred Stock . If any shares of Series A Preferred Stock are converted pursuant to Article IV or redeemed or repurchased by the Corporation, the shares so converted or redeemed shall be canceled, shall return to the status of authorized, but unissued Preferred Stock of no designated series, and shall not be issuable by the Corporation as Series A Preferred Stock.

B.    Lost or Stolen Certificates . Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Preferred Stock Certificate(s) if the holder contemporaneously requests the Corporation to convert such Series A Preferred Stock.

C.    Reserved Amount . The initial Reserved Amount shall be allocated pro rata among the holders of Series A Preferred Stock based on the number of shares of Series A Preferred Stock issued to each such holder. Each increase to the Reserved Amount shall be allocated pro rata among the holders of Series A Preferred Stock based on the number of shares of Series A Preferred Stock held by each holder at the time of the increase in the Reserved Amount. In the event a holder shall sell or

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otherwise transfer any of such holder’s shares of Series A Preferred Stock, each transferee shall be allocated a pro rata portion of such transferor’s Reserved Amount. Any portion of the Reserved Amount which remains allocated to any person or entity which does not hold any Series A Preferred Stock shall be allocated to the remaining holders of shares of Series A Preferred Stock, pro rata based on the number of shares of Series A Preferred Stock then held by such holders.

D.    Quarterly Statements of Available Shares . For each calendar quarter beginning in the quarter in which the initial registration statement required to be filed pursuant to Section 2(a) of the Registration Rights Agreement is declared effective and thereafter for so long as any shares of Series A Preferred Stock are outstanding, the Corporation shall deliver (or cause its transfer agent to deliver) to each holder a written report notifying the holders of any occurrence that prohibits the Corporation from issuing Common Stock upon any conversion. The report shall also specify (i) the total number of shares of Series A Preferred Stock outstanding as of the end of such quarter, (ii) the total number of shares of Common Stock issued upon all conversions of Series A Preferred Stock prior to the end of such quarter, (iii) the total number of shares of Common Stock which are reserved for issuance upon conversion of the Series A Preferred Stock as of the end of such quarter and (iv) the total number of shares of Common Stock which may thereafter be issued by the Corporation upon conversion of the Series A Preferred Stock before the Corporation would exceed the Cap Amount and the Reserved Amount. The Corporation (or its transfer agent) shall use its best efforts to deliver the report for each quarter to each holder prior to the tenth day of the calendar month following the quarter to which such report relates. In addition, the Corporation (or its transfer agent) shall provide, as promptly as practicable following delivery to the Corporation of a written request by any holder, any of the information enumerated in clauses (i) - (iv) of this Paragraph D as of the date of such request.

E.    Payment of Cash; Defaults . Whenever the Corporation is required to make any cash payment to a holder under this Certificate of Designation (upon redemption or otherwise), such cash payment shall be made to the holder within five business days after delivery by such holder of a notice specifying that the holder elects to receive such payment in cash and the method ( e.g. , by check, wire transfer) in which such payment should be made and any supporting documentation reasonably requested by the Corporation to substantiate the holder’s claim to such cash payment or the amount thereof. If such payment is not delivered within such five business day period, such holder shall thereafter be entitled to interest on the unpaid amount at a per annum rate equal to the lower of eighteen percent (18%) and the highest interest rate permitted by applicable law until such amount is paid in full to the holder.

F.    Status as Stockholder . Upon submission of a Notice of Conversion by a holder of Series A Preferred Stock, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their issuance would exceed such holder’s allocated portion of the Reserved Amount or Cap Amount) shall be deemed converted into shares of Common Stock and (ii) the holder’s rights as a holder of such converted shares of Series A Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. Notwithstanding the foregoing, if a holder has not received certificates for all shares of Common Stock prior to the sixth business day after the expiration of the Delivery Period with respect to a

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conversion of Series A Preferred Stock for any reason, then (unless the holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Corporation within five business days after the expiration of such six business day period after expiration of the Delivery Period) the holder shall regain the rights of a holder of Series A Preferred Stock with respect to such unconverted shares of Series A Preferred Stock and the Corporation shall, as soon as practicable, return such unconverted shares to the holder. In all cases, the holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series A Preferred Stock.

G.    Remedies Cumulative . The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation. The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of Series A Preferred Stock and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees, in the event of any such breach or threatened breach, that the holders of Series A Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

H.    Waiver . Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the holders thereof) upon the written consent of the Majority Holders, unless a higher percentage is required by applicable law, in which case the written consent of the holders of not less than such higher percentage of shares of Series A Preferred Stock shall be required.

I.    Notices . Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by responsible overnight carrier or by confirmed facsimile, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by responsible overnight carrier or confirmed facsimile, in each case addressed to a party. The addresses for such communications are (i) if to the Corporation to Heartland Oil and Gas Corp., 1360 – 885 West Georgia Street, Vancouver, British Columbia V6C 3E8, Telephone: (604) 693-0177, Facsimile: (604) 638-3525, Attention: Richard Coglon, and (ii) if to any holder to the address set forth under such holder’s name on the execution page to the Securities Purchase Agreement, or such other address as may be designated in writing hereafter, in the same manner, by such person.

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IN WITNESS WHEREOF , this Certificate of Designation is executed on behalf of the Corporation this ___ day of _____________, 2003.

HEARTLAND OIL AND GAS CORP.

By:	______________________________________________
Name:
Title:

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NOTICE OF CONVERSION

(To be Executed by the Registered Holder
in order to Convert the Series A Preferred Stock)

The undersigned hereby irrevocably elects to convert ____________ shares of Series A Preferred Stock (the " Conversion "), represented by Stock Certificate No(s). ___________ (the " Preferred Stock Certificates "), into shares of common stock (" Common Stock ") of HEARTLAND OIL AND GAS CORP. (the " Corporation ") according to the conditions of the Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock (the " Certificate of Designation "), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. Each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

Except as may be provided below, the Corporation shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee (which is _________________) with DTC through its Deposit Withdrawal Agent Commission System (" DTC Transfer ").

In the event of partial exercise, please reissue a new stock certificate for the number of shares of Series A Preferred Stock which shall not have been converted.

The undersigned acknowledges and agrees that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series A Preferred Stock have been or will be made only pursuant to an effective registration of the transfer of the Common Stock under the Securities Act of 1933, as amended (the " Act "), or pursuant to an exemption from registration under the Act.

☐    In lieu of receiving the shares of Common Stock issuable pursuant to this Notice of Conversion by way of DTC Transfer, the undersigned hereby requests that the Corporation issue and deliver to the undersigned physical certificates representing such shares of Common Stock.

Date of Conversion:	_____________________________________________________
Applicable Conversion Price:	_____________________________________________________
Signature:	_____________________________________________________
Name:	_____________________________________________________
Address:	_____________________________________________________

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